[logo]
INTERNATIONAL                                                225 High Ridge Road
TELECOMMUNICATION                                             Stamford, CT 06905
DATA SYSTEMS
                                                          203/329/3300 Telephone
                                                          203/323/1314 FAX



FOR IMMEDIATE RELEASE

For Further Information, Contact:

Peter Bassermann, Chief Executive Officer, ITDS, (203) 329-3300
Peter  Holmberg, Dewe Rogerson Inc., (212) 688-6840


                  ITDS TO BUY CELLULAR TELEPHONE BILLING UNIT
              FROM COMPUTER SCIENCES CORPORATION FOR $100 MILLION

Stamford, Connecticut, December 29, 1997 -- International Telecommunication Data Systems, Inc. (Nasdaq: ITDS), and Computer Sciences Corporation (NYSE:
CSC) announced today that ITDS will buy TRIS, a cellular telephone billing unit of CSC, for $100 million.

Under the terms of the agreement, ITDS will pay CSC $90 million in cash and the remainder in ITDS common stock, which will give CSC approximately a 4% interest in ITDS. This sale, which is expected to be completed by the January 2, 1998, is subject to regulatory approval.

TRIS is a leading provider of transactional billing solutions to the wireless telecommunications industry. With revenue for the fiscal year ended March 31, 1997, in excess of $40 million, TRIS currently serves more than 350 markets in the United States and processes over 400 million call data records monthly.

ITDS--Page 2




Peter P. Bassermann, chief executive officer of ITDS, said, "Today's announcement marks the culmination of many months of effort by ITDS and CSC. ITDS's acquisition of TRIS represents a unique opportunity, and will position ITDS as the number two billing service bureau provider for wireless carriers and resellers in the world, servicing 29 of the top 30 markets in the United States. The acquisition will be accretive to our earnings and will more than double our revenue in our fiscal year 1998."

"The acquisition will also propel ITDS forward in achieving its strategic goals of being the premier billing and customer service enterprise for the wireless community," Bassermann continued. "The new combined company will provide customers with multiple billing platforms, significant R&D investment, industry leadership and a proven professional management team. The acquisition will greatly enhance ITDS's ability to integrate information solutions into its product line and into the global marketplace. With its entrepreneurial roots and comprehensive information software, ITDS is well poised to support the dynamic growth of the telecommunications industry."

"This is a beneficial transaction for both parties," said Van B. Honeycutt, chairman, president and chief executive of CSC. "CSC has over $300 million annual revenue in the telecommunications area, but the provision of cellular billing systems is not central to the consulting, systems integration and outsourcing services we offer the industry. It is, however, ITDS's core business."

ITDS--Page 3



Mr. Honeycutt said the sale will not effect CSC's earnings.

CSC had annual revenue of $6 billion for the 12 months ended September 26, 1997. Headquartered in El Segundo, California, the Company has nearly 44,000 employees in more than 600 offices worldwide and provides clients with a wide range of professional services, including management consulting, information systems consulting and integration, and operations support. More information about CSC is available at http://www.csc.com.

Based in Stamford, Connecticut, ITDS provides comprehensive transactional billing and management information solutions to providers of wireless, long distance and satellite telecommunication services. The Company's newest release, version 4.0 of the ITDS 10X System, forms the foundation for its integrated suite of applications that provide not only subscriber billing and service support, but also the means to automate subscriber activation, remittance processing, collections, data retrieval and reporting, electronic funds transfer, credit management, inventory management and data archiving. ITDS also maintains offices in Texas, Florida and Illinois.

ITDS and 10X are registered trademarks of International Telecommunication Data Systems, Inc. Comprehensive information about International Telecommunication Data Systems, Inc. (Nasdaq: ITDS) can be obtained via the worldwide web at http://www.itds.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected errors or bugs in software, changes in product pricing policies, competitive pressures, lower-than-expected demand for telecommunications billing solutions, general conditions and risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.